Exhibit 99.1

Allarity Therapeutics Reports First Quarter Financial Results and Highlights,
including Clear Clinical Benefits from Phase 2 Trial, NASDAQ Compliance, and
Significant Improvement in Cash and Equity Balances

- Phase 2 Trial of Stenoparib Concluded Early due to Clear Clinical Benefits Achieved

- On Track to Regain Compliance with All Nasdaq Listing Requirements

- No Variable Priced Securities are Outstanding,

- Warrant Overhang Near Elimination

- Allarity Withdraws its Form S-1

- Establishes Equity of $15 Million

- Cash Balance of $14 Million

Boston (May 14, 2024)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments, today reported financial results and provided an update on recent operational highlights for the first quarter that ended March 31, 2024.

“The start of 2024 has been a pivotal period for Allarity Therapeutics, marked by significant achievements across financial, regulatory, and clinical areas,” remarked Thomas Jensen, CEO of Allarity Therapeutics. “Our trials of stenoparib in advanced, recurrent ovarian cancer have yielded encouraging proof of concept data, which further boosted our optimism for the future of this novel PARP inhibitor. Additionally, we’ve seen several developments that we believe may strengthen our investment case. Our capital structure has been simplified, and we have raised new equity, so we are now on track to fully comply with Nasdaq’s listing requirements and find ourselves in a better position to steer clear of less favorable future financing arrangements. Reflecting this new strengthened financial position, we have requested the SEC to withdraw our Form S-1 filed last October. With a strategic focus now solely on stenoparib, we can use all our managerial resources to advance this promising asset toward regulatory approval.”

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

First Quarter 2024 and Recent Operational Highlights

●	Allarity Therapeutics now has a single class of shares after investor-initiated conversions of all outstanding Series A Preferred Stock and the majority of warrants into common stock. Significantly, all variable-priced warrants have been exercised, reducing market overhang from warrants. A limited number of fixed-price warrants remain unexercised, each with an exercise price of $20. Additionally, the Company has fully repaid all bridge notes. These developments simplify Allarity’s capital structure, enhancing the attractiveness of its stock. As of today, the total number of shares is 17,606,739.

●	Allarity has requested the SEC to withdraw its Form S-1 registration, reflecting its improved financial outlook.

●	Stockholders’ equity at Allarity significantly exceeds the $2.5 million minimum required by Nasdaq under Listing Rule 5550(b)(1) due to the fact that the Company has a cash balance of $14 million, reduced its debts and increased its equity to $15 million utilizing an “At-The-Market” (ATM) offering under a Form S-3. This method was the most rapid and cost-effective way to raise capital before the May 14, 2024, deadline set by Nasdaq. Formal confirmation by Nasdaq of regaining compliance with Rule 5550(b)(1) is being sought.

●	The Company has concluded its Phase 2 clinical trial of stenoparib early due to clear clinical benefits observed, including tumor shrinkage and long-term disease stability, in heavily pre-treated ovarian cancer patients. Using Allarity’s DRP® companion diagnostic to pre-screen patients, the trial targeted those most likely to benefit. The promising results have provided sufficient proof of concept, prompting Allarity to halt enrollment with the purpose of preparing a follow-on trial with FDA regulatory intent. The company plans to outline further details in a clinical update.

●	Allarity has regained compliance with Nasdaq’s Listing Rule 5550(a)(2), which mandates a minimum bid price of $1.00, after executing a reverse stock split on April 9, 2024. Following the split, the company’s stock maintained a closing bid price above $1.00 for more than ten consecutive trading days, leading to a confirmation from Nasdaq of compliance.

●	Driven by promising Phase 2 trial data, Allarity has strategically shifted its focus solely to accelerating the development of stenoparib for targeting advanced, recurrent ovarian cancer. This shift has allowed significant reductions in ongoing costs and better alignment with new strategic priorities while deprioritizing other projects like the development of IXEMPRA® and dovitinib.

●	Allarity received an extension until April 24, 2024, from the Nasdaq Hearings Panel to meet listing requirements, including maintaining a minimum $1.00 share price and increasing stockholders’ equity to $2.5 million. The extension was granted following the Company’s presentation of a comprehensive plan to regain compliance.

●	CEO Thomas Jensen presented Allarity Therapeutics’ development of the DRP® platform for personalized cancer therapy at the Biomarkers 2024 conference, focusing on its use in a phase 2 study of stenoparib for ovarian cancer. The presentation took place on February 29, 2024, in London, UK.

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

First Quarter 2024 Operating Results

R&D Expenses: Research and Development (R&D) expenses for the quarter ended March 31, 2024, were $2.2 million, compared to $1.4 million for the quarter ended March 31, 2023. R&D costs were approximately $743 thousand higher in 2024 than in 2023, primarily because of increased manufacturing costs of $524 thousand and because of an extension fee payment of $150 thousand we paid to Eisai Co., Ltd. for our license agreement on stenoparib.

G&A Expenses: General and Administrative (G&A) expenses for the quarter ended March 31, 2024, were $2.1 million, compared to $2.2 million for the quarter ended March 31, 2023. This decrease in G&A expenses was primarily due to reduced insurance and professional fee expenses.

Net Loss from Operations: Net Loss from Operations for the quarter ended March 31, 2024, was $4.2 million, compared to $3.7 million for the quarter ended March 31, 2023.

Net Loss: Net loss was $3.8 million for the quarter ended March 31, 2024, compared to $3.4 million for the quarter ended March 31, 2023.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients dozens of clinical studies (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

X: https://twitter.com/allaritytx

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, the impact of recent financial and operational achievements on future quarterly performance, potential future financings, and the anticipated regulatory progress of stenoparib following the final outcome of our Phase 2 clinical trial. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the risks associated with maintaining compliance with Nasdaq’s continued listing requirements, obtaining regulatory approval for stenoparib, and potential market fluctuations that could impact our financial stability and the drug’s market entry. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on April 17, 2024, and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

ALLARITY THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for share and per share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash	$312	$166
Other current assets	110	209
Prepaid expenses	542	781
Tax credit receivable	1,331	815
Total current assets	2,295	1,971
Non-current assets:
Property, plant and equipment, net	18	20
Intangible assets	9,656	9,871
Total assets	$11,969	$11,862
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$11,058	$8,416
Accrued liabilities	1,553	1,309
Warrant derivative liability	2,664	3,083
Income taxes payable	43	59
Convertible promissory notes and accrued interest, net of debt discount	2,690	1,300
Total current liabilities	18,008	14,167
Non-current liabilities:
Deferred tax	432	446
Total liabilities	18,440	14,613
Commitments and contingencies (Note 16)
Stockholders’ (deficit) equity
Series A Preferred stock $0.0001 par value (20,000 shares designated) shares issued and outstanding at March 31, 2024 and December 31, 2023 were 1,215 and 1,417, respectively (liquidation preference of $4.36 at March 31, 2024)	1,510	1,742
Common stock, $0.0001 par value (750,000,000 shares authorized, at March 31, 2024 and December 31, 2023); shares issued and outstanding at March 31, 2024 and December 31, 2023 were 342,774 and 294,347, respectively	—	—
Additional paid-in capital	90,699	90,369
Accumulated other comprehensive loss	(386)	(411)
Accumulated deficit	(98,294)	(94,451)
Total stockholders’ deficit	(6,471)	(2,751)
Total liabilities, preferred stock and stockholders’ (deficit) equity	$11,969	$11,862

All common share data has been retroactively adjusted to effect the reverse stock split in 2024.

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

ALLARITY THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(U.S. dollars in thousands, except for share and per share data)

	Three months ended March 31,
	2024	2023
Operating expenses:
Research and development	$2,170	$1,427
General and administrative	2,070	2,241
Total operating expenses	4,240	3,668
Loss from operations	(4,240)	(3,668)
Other income (expenses)
Interest income	—	4
Interest expense	(102)	(92)
Foreign exchange gains	76	95
Change in fair value adjustment of derivative and warrant liabilities	419	309
Net other income	393	316
Net loss for the period before tax benefit	(3,847)	(3,352)
Income tax benefit	4	—
Net loss	(3,843)	(3,352)
Deemed dividend of 5% on Series C Convertible Preferred stock	—	(4)
Gain on extinguishment of Series A Convertible Preferred stock	191	—
Deemed dividend on Series A Convertible Preferred stock	(228)	—
Net loss attributable to common stockholders	$(3,880)	$(3,356)
Basic and diluted net loss per common stock	$(22.14)	$(6,356.06)
Weighted-average number of common stock outstanding, basic and diluted	175,266	528
Other comprehensive loss, net of tax:
Net loss	$(3,843)	$(3,352)
Change in cumulative translation adjustment	25	84
Total comprehensive loss attributable to common stockholders	$(3,818)	$(3,268)

All common share data has been retroactively adjusted to effect the reverse stock split in 2024.

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com

###

Company Contact:

investorrelations@allarity.com

Media Contact:

Thomas Pedersen
Carrotize PR & Communications
+45 6062 9390
tsp@carrotize.com

Allarity Therapeutics, Inc.   |    24 School Street, 2nd Floor   |    Boston, MA   |    U.S.A.   |    NASDAQ: ALLR   |    www.allarity.com